EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 23, 2011 (the “Effective Date”), between Lihua International, Inc. (the “Company”) and Daphne Yan Huang (“Executive”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS, Executive is currently employed by the Company in the position of EVP of Corporate Finance / Director of IR;

WHEREAS, the Company has decided to promote Executive to the position of Chief Financial Officer (“CFO”) of the Company; and

WHEREAS, the Company desires to employ Executive in such new position, and Executive is willing to accept such employment with the Company, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.           Employment, Title and Duties.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms, and subject to the conditions, set forth herein.  During the Employment Period (as defined in Section 2 below), employee shall (i) render her services to the Company as CFO; and (ii) perform the duties consistent with those typical of the chief financial officer of a publically traded company and such other duties commensurate with her position (including that as the Company’s only US-based employee) as shall be specified or designated by the Company from time to time, including, without limitation, increasing the Company’s profile in the US capital markets, planning and representing the Company at investor road shows and conferences, and targeting and handling buy and sell side research inquiries.  Executive shall be classified as an “exempt employee,” and, as such, shall be ineligible for overtime pay.

2.           Term.  Executive’s employment hereunder shall commence on the Effective Date and shall continue for one year following the Effective Date (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence.  Prior to the first and second anniversary of the Effective Date, Executive’s employment hereunder may, at the election of the Company, be renewed for successive, additional one-year periods (each a “Renewal Term”), subject to earlier termination as exclusively provided for in Section 6 below, upon written notice to Executive delivered no later than 30 days prior to each such anniversary.  For the purposes of this Agreement, the “Term” shall mean the Initial Term as it may be so extended by one or two Renewal Terms, and the “Employment Period” shall mean the period of Executive’s employment with the Company.  In the event Executive remains employed by the Company following the Term, such employment shall be “at-will” and not subject to the terms of this Agreement, except for Sections 9-11 and 14 below.

3.           Compensation.  During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation.

3.1           Salary.  Executive shall receive a base salary (“Base Salary”) at the rate of not less than $200,000 per year, less applicable withholdings and deductions, payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect at the time of payment.  Subject to the foregoing, and after review and recommendation of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the Company may, at its discretion, periodically review and change Executive’s Base Salary.

3.2           Signing Bonus.  Within 15 days after the full execution of this Agreement, Executive shall be paid, in a lump sum, a signing bonus in the amount of $15,000.

3.3           Discretionary Bonuses.  Any bonuses to be paid to Executive (each, a “Discretionary Bonus”) shall be determined and paid at the sole and complete discretion of the Compensation Committee and may be based on a variety of factors, including, but not limited to, Executive’s individual performance and the overall performance of the Company.  To be eligible for a Discretionary Bonus, Executive must be employed by the Company at the time such Discretionary Bonus is paid.

3.4           Paid Time Off.  Executive shall be entitled to 15 days of paid vacation per calendar year, as well as other paid time off (e.g., for holidays, sick days, personal days, etc.), subject to and in accordance with then current Company policy.

3.5           Stock Options.  As soon as is practicable after the full execution of this Agreement, the Company will grant to Executive a nonqualified stock option for 225,000 shares of the Company’s common stock (the “Option”), with a per share exercise price equal to the closing price of a share of the Company’s common stock (a “Share”) on the day of the grant of the Option, under and subject to all of the terms of the Lihua International, Inc. 2009 Omnibus Securities and Incentive Plan.  The Option will vest in the three equal installments of 75,000 Shares each, respectively, on the first, second and third year anniversaries of the Effective Date, provided that any such installment will not vest, and will be forfeited, if on the vesting date therefor Executive is not employed as CFO of the Company.

3.6           Required Taxes and Withholdings.  Even if not otherwise specified herein, the Company shall withhold from any payments made under this Agreement all federal, state, local or other taxes and withholdings as shall be required pursuant to any applicable law or governmental regulation or ruling.  As CFO and the only US-based employee of the Company, Executive’s duties hereunder shall also include ensuring that all such required withholdings are made.

4.           Exclusivity; Best Efforts; Duty to Company.  During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to her by the Company; (ii) devote her entire business time, energy and best efforts to her services under this Agreement; (iii) use her best efforts to promote and serve the interests of the Company; (iv) comply with the policies and practices established by the Company from time to time; and (v) not engage in any other business or activity that impairs or conflicts with her performance of her obligations and duties to the Company.

5.           Reimbursement for Expenses.  Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time in its sole and complete discretion.  The Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the Company’s expense reimbursement policy in effect from time to time.

6.           Termination of Employment.

6.1           Death.  Executive’s employment hereunder shall immediately and automatically be terminated upon Executive’s death.

6.2           Disability.  If Executive has been, with or without a reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for a period of not less than 90 consecutive days or an aggregate of 120 days during any twelve-month period, the Company may terminate Executive’s employment hereunder by providing written notice of such termination and its effective date to Executive.  Any dispute as to whether Executive is disabled shall be resolved by an independent physician, reasonably acceptable to Executive and the Company, whose determination shall be final and binding upon both Executive and the Company.

6.3           For Cause by the Company.  The Company may terminate Executive’s employment for Cause, at any time, upon written notice describing the nature of such Cause.  For purposes of this Agreement, the term “Cause” means Executive’s (i) willful misconduct; (ii) willful or gross neglect of her job duties; (iii) failure to materially perform her job duties; (iv) insubordination; (v) failure to materially comply with the Company’s policies and practices; (vi) acts of moral turpitude, theft, fraud or dishonesty; (vii) commission of any felony or misdemeanor (other than minor traffic violations or offences of a comparable magnitude not involving dishonesty, fraud or breach of trust); (viii) material breach of any contractual agreement between her and the Company, including, without limitation, this Agreement; or (ix) acts that are (or reasonably would be expected to be) damaging or detrimental to the Company, provided that, in the event of conduct described in clauses (iii), (iv), (v), (viii) or (ix), Cause shall only exist if, to the extent such basis for Cause is curable, Executive fails to cure such basis for Cause to the reasonable satisfaction of Employer within two (2) business days of Employer’s written notice thereof, if reasonably curable within two (2) business days, or if not, then within such time as is reasonable under the circumstances, which in no event shall exceed 15 calendar days.  Executive’s date of termination in the event Executive’s employment is terminated for Cause shall be the date on which Executive is given notice of termination under this Section 6.3, except, if a notice period is required, Executive’s date of termination shall be upon the expiration of said notice period if Executive fails to cure within such period her conduct giving rise to Cause.

6.4           Without Cause by the Company.  The Company may terminate Executive’s employment without Cause, at any time, with or without prior notice, in its sole and complete discretion by providing written notice of such termination and its effective date to Executive.

6.5           Resignation with Good Reason.  Executive may resign her employment hereunder for Good Reason, at any time, provided that (i) Executive provides the Company with at least 30 days’ (but not greater than one hundred twenty (120) days) prior written notice thereof within thirty (30) days of the occurrence of the event giving rise to Good Reason, and (ii) Executive provides the Company with a thirty (30) day opportunity to cure the event giving rise to Good Reason following the delivery of such notice (the “Cure Period”).  For the purpose of this Agreement, the term "Good Reason" means (i) a material and substantial diminution in Executive’s duties, authority, or responsibilities that would be inconsistent with Executive’s position (other than such a diminution pursuant to Section 8 below), (ii) a material failure by the Company to pay Executive’s Base Salary or other compensation as provided for herein; or (iii) any other material breach by the Company of the terms this Agreement.  For the avoidance of any doubt, if Executive does not provide the Company with timely notice as provided for in this paragraph with respect to an event purporting to give rise to Good Reason, Executive shall have waived her right to terminate her employment hereunder for Good Reason with respect to such event.  For the purpose of this Agreement, Executive’s date of termination in the event Executive resigns her employment for Good Reason shall be the expiration date of the Cure Period provided for in this section (provided the Company has failed to materially cure the condition giving rise to Good Reason), except the Company may waive all or any part of such Cure Period, in which event Executive’s date of termination shall be the last day of such Cure Period that has not been waived or, if the entire Cure Period has been waived, the date that Executive provided notice of termination of employment.

7.           Effect of Termination of Employment

7.1           Generally.  In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in any separate written agreement between Executive and the Company or as may be required by law.  In the event Executive’s employment with the Company is terminated (regardless of the reason therefor), Executive (or Executive’s estate in the event of termination due to Executive’s death) shall receive the following (collectively, the “Accrued Amounts”):  (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”), which shall be paid no later than the first regularly scheduled payroll date following the Termination Date;  and (ii) payment for any unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above.

7.2           Severance Pay.  In the event Executive’s employment is terminated pursuant to Sections 6.1 (death), 6.2 (disability), 6.4 (without Cause) or 6.5 (Good Reason), in addition to the Accrued Amounts, Executive shall be entitled to receive severance pay in an amount equal to 6 months of Executive’s Base Salary as of the Termination Date (“Severance Pay”), subject to and in accordance with the terms of this Section 7.2.  Payment of Severance Pay is conditioned on (i) Executive’s continued compliance in all material respects with Section 9 below and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form acceptable to the Company (a “Separation Agreement”).  The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above commencing on a regularly scheduled payroll date of the Company within 90 days following the Termination Date, provided that, if such 90-day period spans two calendar years, then such salary continuation shall commence in the calendar year following the year in which the Termination Date occurs, and provided further that the first payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

8.           Notice of Termination.  In the event Executive elects to terminate her employment hereunder by resigning with Good Reason under Section 6.5 above, Executive agrees to provide the Company with the applicable prior written notice of termination required by such section (the “Notice Period”).  The Company may in its discretion elect to place Executive on a paid leave of absence for all or any part of the Notice Period.  If Executive provides the Company with written notice of Executive’s intent to terminate her employment, the Company retains the right to terminate Executive’s employment under Section 6.3 above during the Notice Period, except that the Company shall not terminate Executive’s employment for Cause based on Executive’s failure to report to work during the Notice Period if the Company does not require Executive to report to work during the Notice Period.  Executive shall receive all payments due hereunder for the period of time the Company requires Executive to be subject to such Notice Period.  During the Notice Period, Executive shall perform any duties and responsibilities the Company reasonably requests of Executive consistent with the provisions of Section 1 hereof.

9.           Confidentiality, Non-Solicitation and Non-Competition.

9.1           Representations and Acknowledgements.  Executive represents and acknowledges that:  (i) among the Company’s most valuable and indispensable assets are its Confidential Information (defined below) and its close relationships with its customers, suppliers and employees, which the Company has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) Executive is in a position of trust and confidence, and by working at the Company, Executive will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense, special and close relationships with the Company’s customers and suppliers; (iii) the Company’s Confidential Information and close customer, supplier and employee relationships must be protected; (iv) this Section 9 is a material provision of this Agreement and the Company would not employ Executive hereunder but for the promises and acknowledgements that Executive makes in this Section 9; and (v) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted and that such covenants do not impose a greater restraint on Executive than is necessary to protect the Company’s Confidential Information, close customer, supplier and employee relationships and other legitimate business interests.

9.2           Non-Disclosure of Confidential Information.  Executive shall not, either during or after the termination of Executive’s employment by the Company, except to the extent necessary to perform Executive’s duties hereunder or as required by law, use or disclose to any other person or entity outside of the Company any Confidential Information of the Company or any information received in confidence by the Company from any third party.  As used in this Agreement, “Confidential Information” shall mean any and all information not in the public domain or generally known in the industry of the Company (and information in the public domain or generally known in the industry only as a result of Executive’s breach of her obligations of confidentiality to the Company), in any form, acquired by Executive during the course of Executive’s employment with the Company, including, without limitation, the Company’s trade secrets and non-public information relating to the Company’s past, present and future actual or prospective businesses, Intellectual Property (as defined in Section 10 below), products and services, operations, structure, designs, concepts, research, software packages, operations, marketing strategies, sources or leads for and methods of obtaining new business, costs, pricing, financial condition, customers, vendors, suppliers, distribution methods, supply chain methods, employees, independent contractors and hiring practices.

9.3             No Competition or Interference with Customers and Suppliers.  Executive agrees that, during the Employment Period and for a period of one (1) year thereafter (the “Restricted Period”), regardless of whether, or on what basis, Executive’s employment is terminated prior thereto or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, without the prior written consent of the Company, directly or indirectly, on behalf of herself or on behalf of or in conjunction with any person or entity (a “Person”), whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder (except as a holder, for investment purposes only, of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, partner, member, joint venturer, lender, investor or otherwise, attempt to or actually:

(a)           solicit, induce, contact or persuade any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services developed, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with Executive or any other person or entity for products or services that are the same, similar or otherwise in competition with the products and services of the Company (collectively, “Competing Services”); and/or

(b)           solicit, induce, contact or persuade any supplier of goods or services to the Company (“Supplier”) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the supplying of goods or services to the Company; and/or

(c)           offer or provide to any Customer any Competing Services; and/or

(d)           engage in the business of providing products or services that are the same, similar or otherwise in competition with the products and services that the Company has actually offered or has actively contemplated offering at any time during the Restricted Period, within the United States.

For purposes of this Agreement, “Customer” shall mean any company or individual:  (i) who contacted Executive, whom Executive contacted or served, or for whom Executive supervised contact or service regarding the actual or potential purchase of Company products or services during the period of Executive’s employment by the Company; (ii) who purchased products or services from the Company during the period of Executive’s employment by the Company; and/or (iii) who the was an active prospect of the Company for the purchase of products or services from the Company during the period of Executive’s employment by the Company.

9.4           No Interference with Employees.  Executive agrees that, during the Restricted Period, regardless of whether, or on what basis, Executive’s employment is terminated prior thereto or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, without the prior written consent of the Company, directly or indirectly, on behalf of herself or on behalf of or in conjunction with any Person, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder (except as a holder, for investment purposes only, of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, partner, member, joint venturer, lender, investor or otherwise, attempt to or actually, (i) solicit, induce or entice any employee, consultant or independent contractor of the Company to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; (ii) solicit, induce or entice any employee of the Company to perform services in competition with those offered by the Company; (iii) otherwise interfere with the relationship between the Company and any employee, consultant or independent contractor of the Company; or (iv) employ or otherwise engage as an employee, independent contractor or consultant (x) any employee of the Company or (y) any person who was employed by the Company within the prior twelve-month period.

9.5           Non-Disparagement.  During and after Executive’s employment with the Company, except as may be required by law, Executive must not make any statement (verbal, written or otherwise) about the Company or its financial status, business, personnel, directors, officers, consultants, services or business methods that is intended to or is reasonably likely to disparage or denigrate the Company.

9.6           Notice to Subsequent Employers.  Upon commencing any new employment or independent contractor relationship during the Restricted Period, Executive shall expressly advise each new employer and each Person for whom Executive has agreed to serve as an independent contractor (each, a “New Employer”) of Executive’s continuing obligations to the Company under this Agreement and, in particular, this Section 9.

9.7           Injunctive Relief and Other Remedies.  Executive acknowledges that a breach of any of the covenants contained in this Section 9 will result in material irreparable injury to the Company and/or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary and/or permanent injunction, without the necessity of posting a bond or of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 9, restraining Executive from engaging in activities prohibited by this Section 9 and such other relief as may be required specifically to enforce any of the covenants in this Section 9.  The Executive further agrees that, if she breaches any of the provisions of this Agreement (including any of the covenants contained in this Section 9), to the extent permitted by law, she shall (i) forfeit her right to receive the balance of any compensation and/or benefits due her under this Agreement; (ii) pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action or transaction constituting a breach of any provision hereof; and (iii) pay over to the Company all costs and expenses incurred by the Company resulting from Executive’s breach (including, without limitation, reasonable attorneys’ fees and expenses in dealing with her breach or any suits or actions with regard thereto) and for all damages (compensatory, along with punitive) that may be awarded in connection therewith.  The provisions of this section shall not limit any other remedies available to the Parties as a result of a breach of the provisions of this Agreement or otherwise.

10.           Company’s Intellectual Property Rights. Executive acknowledges and agrees that all Intellectual Property created, made or conceived by Executive (solely or jointly), during Executive’s employment by the Company, will be owned exclusively by the Company whenever the Intellectual Property relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by employees for or on behalf of the Company.  Executive further acknowledges and agrees that all such Intellectual Property shall constitute “works made for hire” under the Copyright Act of 1976.  Executive agrees (i) to the extent such Intellectual Property is deemed not to be a works made for hire, that this Agreement shall constitute an assignment to the Company of the Executive’s rights (including, but not limited to, copyright, trademark, trade dress, trade secret, design and patent rights), if any, in all such Intellectual Property, and (ii) to assist the Company, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Intellectual Property in the United States and elsewhere.  As used in this Agreement, “Intellectual Property” shall mean and include literary works, product designs, artwork, graphic designs, web site designs, audio-visual works, trademarks, business ideas and methods, Confidential Information (as defined in Section 9.2 above), and any other patents, inventions or works of creative authorship.

11.           Company Property.  Executive agrees that all drawings, designs, blueprints, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, PDAs, Blackberries and other documents (electronic or otherwise), materials and equipment of any kind that Executive has acquired or will acquire during the course of Executive’s employment with the Company are and remain the property of the Company.  Upon termination of employment with the Company, or sooner if requested by the Company, Executive agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company.

12.           Representations Regarding Prior Work and Legal Obligations.  Executive acknowledges and agrees that (i) she is not permitted to make any unauthorized use of documents or other information in her employment with the Company which could properly be considered or construed to be confidential or proprietary information of another Person and (ii) she may not bring any confidential documents or other form of tangible information onto the Company’s premises relating to any prior employment of Executive.  Executive represents and warrants that she will adhere to such obligations and that she has no contractual commitments or other legal obligations that would prohibit her from entering into this Agreement or performing her obligations and duties hereunder.

13.           Indemnification and Liability Insurance.  The Company will indemnify the Executive and hold her harmless to the fullest extent permitted by law and its corporate governance documents against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of her duties and obligations to the Company.  The Company will cover Executive under its directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.  If, after the Company indemnifies Executive hereunder, it is ultimately determined that Executive is not entitled to have been so indemnified, Executive shall promptly repay to the Company the full amount for which he was so indemnified.

14.           Miscellaneous Provisions.

14.1         Section 409A Compliance.  Unless otherwise expressly provided, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)).  For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A and all payments and installment payments shall be treated as separate individual payments for purpose of applying Code Section 409A to such amounts. To the extent that any severance payments (including payments on termination for “Good Reason”) come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two (2) times the Section 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements.  All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.  In the event that Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

14.2         Severability and Blue Penciling.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.  However, if any court determines that any covenant in this Agreement or any part thereof is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

14.3         Assignability and Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company and its successors and assigns, but the obligations of Executive may not be delegated or assigned.  Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.  It is hereby acknowledged and agreed that the Company shall have the right to assign or transfer all or any part of its rights and obligations hereunder and that this Agreement and all of the Company’s rights and obligations hereunder may be assumed by any assignee of or successor to the Company.

14.4         Governing Law and Jurisdiction.  Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.  Additionally, in connection with any proceeding brought to enforce this Agreement or arising out of Executive’s employment with the Company, Executive agrees that such proceeding shall be resolved exclusively in an appropriate state or federal court located in New York, New York and hereby consents and waives any objection to the jurisdiction of any such court.

14.5         Mutual Waiver of Jury Trial.  Each Party hereto hereby waives the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to this Agreement, Executive’s employment with the Company or the termination of such employment, whether sounding in contract, tort or otherwise.

14.6         Notices.

(a)           Any notice or other communications under this Agreement shall be in writing and shall be delivered by hand, email (provided receipt of such email is acknowledged by the recipient) or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)           if to Executive, to Executive’s address on the books and records of the Company, and

(ii)           if to the Company:

c/o Lihua Holdings Limited
Danyang Lihua Electron Co. Ltd.
Houxiang Five-Star Industry District
Danyang City, Jiangsu Province, PRC 212312

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY  10154
Attention:  Mitchell S. Nussbaum, Esq.
email: mnussbaum@loeb.com
fax: (212) 504-3103

(b)           Any notice so addressed shall be deemed to be given: if delivered by hand, email or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

14.7         Survival of Terms.  All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder (including, without limitation, those in Sections 7 and 9-11 above and this Section 14) shall survive the  termination of this Agreement and of Executive’s employment hereunder for any reason.

14.8         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision in this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.  Accordingly, the language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party.  In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

14.9         Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the Parties hereto regarding the subject matter hereof.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter.  The Company and Executive each acknowledge and agree that they are not relying on, and they may not rely, on any oral or written representation of any kind that is not set forth in writing in this Agreement.

14.10       Waivers and Amendments.  This Agreement may be altered, amended, modified, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14.11       Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic, electronically scanned and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

LIHUA INTERNATIONAL, INC.

By:	/s/ Jianhua Zhu
Name: Jianhua Zhu
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Daphne Yan Huang
Daphne Yan Huang